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                                                                     EXHIBIT 5.1

                                 August __, 1994


Community Health Systems, Inc.
3707 FM 1960 West
Suite 500
Houston, Texas 77068

Gentlemen:

   As special counsel for Community Health Systems, Inc., a Delaware corporation (the "Company"), we are representing the Company in connection with the proposed issuance by the Company of up to 3,600,000 shares of Common Stock, par value $.01 per share (the "Shares"), pursuant to the terms of an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 10, 1994, by and among the Company, Community Acquisition Corp., a Delaware corporation, and Hallmark Healthcare Corporation, a Delaware corporation. In such connection, we have examined:

   (a)  the Amended and Restated Certificate of Incorporation of the Company;

   (b)  the Bylaws, as amended, of the Company;

   (c)  pertinent corporate minutes of the Company;

   (d)  the Merger Agreement; and

   (e) the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission, registering the Shares to be issued by the Company pursuant to the Merger Agreement.

   Based upon our examination of the foregoing and of such other documents, certificates and instruments as we have deemed necessary to the expression of the opinions hereinafter set forth, we are of the opinion that the Shares have been duly authorized and, when issued as provided in the Merger Agreement, will be validly issued, fully paid and nonassessable.


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   We consent to the use of this opinion as an exhibit to the Registration
Statement and to the reference to our firm under the caption "Legal Opinions" appearing in the Joint Proxy Statement/Prospectus included in the Registration Statement.

                                                   Very truly yours,